           LIFE INSURED   JOHN M. DOE
           POLICY NUMBER   12 345 678


FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY.
PAYABLE ON LIFE INSURED'S DEATH.
ADJUSTABLE DEATH BENEFIT.
FLEXIBLE PREMIUMS PAYABLE TO ATTAINED AGE 100 DURING THE LIFE INSURED'S
LIFETIME.
CASH SURRENDER VALUES AND BENEFITS FOR A PORTION OF THE POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS. INVESTMENT OPTIONS ARE DESCRIBED IN THE "POLICY VALUE COMPOSITION" AND THE "INVESTMENT OPTIONS" PROVISIONS. NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).

In this policy "you" and "your" refer to the owner of the policy. "We", "us" and "our" "refer" to The Manufacturers Life Insurance Company of America.

If the life insured dies while the policy is in force, we will pay the Insurance Benefit to the beneficiary, subject to the provisions of the policy. The life insured and the beneficiary are named in the Policy Information section of this policy and in the application for this policy, a copy of which is attached to this policy. The death benefit is described in the "Insurance Benefit" provision.

YOUR NET PREMIUMS ARE ADDED TO YOUR POLICY VALUE. YOU MAY ALLOCATE THEM TO ONE OR MORE OF THE INVESTMENT ACCOUNTS AND TO THE FIXED ACCOUNT.

THE PORTION OF YOUR POLICY VALUE THAT IS IN AN INVESTMENT ACCOUNT WILL VARY FROM DAY TO DAY. THE AMOUNT IS NOT GUARANTEED; IT MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS FOR THE INVESTMENT ACCOUNTS THAT YOU HAVE CHOSEN.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE FIXED ACCOUNT WILL ACCUMULATE, AFTER DEDUCTIONS, AT RATES OF INTEREST WE DETERMINE. SUCH RATES WILL NOT BE LESS THAN AN EFFECTIVE ANNUAL RATE OF 4%.

THE AMOUNT OF THE INSURANCE BENEFIT, OR THE DURATION OF THE INSURANCE COVERAGE, OR BOTH, MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS AND MAY INCREASE OR DECREASE AS DESCRIBED IN THE "INSURANCE BENEFIT" PROVISION.

READ YOUR POLICY CAREFULLY.  IT IS A CONTRACT BETWEEN YOU AND US.

RIGHT TO RETURN POLICY. WITHIN TEN DAYS AFTER YOU RECEIVE YOUR POLICY, YOU CAN RETURN THE POLICY FOR CANCELLATION BY DELIVERING OR MAILING IT TO US OR THE AGENT WHO SOLD IT. IMMEDIATELY ON DELIVERY OR MAILING, THE POLICY WILL BE VOID FROM THE BEGINNING. WE WILL REFUND IN FULL THE PAYMENT MADE.


THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA
A STOCK COMPANY




   President                       Secretary


                                                                    [LOGO]
                                                              Manulife Financial

                               TABLE OF CONTENTS


                                                                                    PAGE
Policy Information......................................................................3
Table Of Guaranteed Maximum Cost Of Insurance Rates.....................................4
Definitions.............................................................................5
Qualification As Life Insurance.........................................................6
Payment Of Premiums.....................................................................6
No-Lapse Guarantee......................................................................7
Policy Termination......................................................................7
Reinstatement...........................................................................8
Insurance Benefit.......................................................................8
Policy Value............................................................................9
Policy Value Composition...............................................................11
Separate Account And Sub-Accounts......................................................11
Investment Options.....................................................................13
Policy Loan Conditions.................................................................14
Changing The Death Benefit Option Or The Face Amount...................................16
Surrender And Withdrawals..............................................................17
Right To Postpone Payment Of Benefits..................................................19
Right To Cancel Increases..............................................................19
Suicide................................................................................19
Beneficiary............................................................................19
Ownership And Assignment...............................................................20
Protection Against Creditors...........................................................20
Currency And Place Of Payment..........................................................20
Contract...............................................................................21
Validity...............................................................................21
Non-Participating......................................................................21
Age And Sex............................................................................21
How Values Are Computed................................................................21
Annual Statement.......................................................................21
Tax Considerations.....................................................................22

Any endorsements, any supplementary benefits, and a copy of the application, follow page 22.

                               POLICY INFORMATION




 LIFE INSURED    JOHN M. DOE                AGE AT POLICY DATE:             35

POLICY NUMBER    12 345 678                 POLICY DATE:   JAN  1, 1999
                                            ISSUE DATE:   FEB  1, 1999



        OWNER    JOHN M. DOE

  BENEFICIARY    AS DESIGNATED IN THE APPLICATION OR SUBSEQUENTLY CHANGED

 PREMIUM MODE    ANNUALLY

 BEGINNING ON
 MON     DAY      YEAR    PLANNED PREMIUM
 JAN     01       1999    $XXX.XX







THIS POLICY PROVIDES LIFE INSURANCE COVERAGE FOR THE LIFETIME OF THE LIFE INSURED IF SUFFICIENT PREMIUMS ARE PAID. PREMIUM PAYMENTS IN ADDITION TO THE PLANNED PREMIUM SHOWN MAY NEED TO BE MADE TO KEEP THIS POLICY AND COVERAGE IN FORCE.

CHANGES IN THE CURRENT COST OF INSURANCE RATES; THE AMOUNT, TIMING AND FREQUENCY OF THE PLANNED PREMIUM; THE INTEREST RATE BEING CREDITED TO THE FIXED ACCOUNT; THE INVESTMENT EXPERIENCE OF THE SUB-ACCOUNTS; CHANGES TO THE DEATH BENEFIT OPTION; CHANGES IN THE FACE AMOUNT; LOAN ACTIVITY; AND PARTIAL WITHDRAWALS OR MONTHLY DEDUCTIONS FOR ANY SUPPLEMENTARY BENEFITS THAT APPLY AND ARE ATTACHED TO THIS POLICY WILL AFFECT THE PERIOD OF COVERAGE. ALSO REFER TO THE POLICY TERMINATION PROVISION OF YOUR POLICY.







PLAN DETAILS, RISK CLASSIFICATION AND ADDITIONAL RATING ARE SHOWN ON THE NEXT PAGE.

                                   PAGE 3.0A

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678





  LIFE INSURED    JOHN M. DOE

 POLICY NUMBER    12 345 678

          PLAN    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE
                  NON-PARTICIPATING


   FACE AMOUNT    $100,000.00

 DEATH BENEFIT    OPTION 1

           SEX    MALE

          RISK
CLASSIFICATION    NON-SMOKER, STANDARD CLASS


    ADDITIONAL
        RATING    NOT APPLICABLE

                                   PAGE 3.0B

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                                TABLE OF CHARGES



PREMIUM LOAD:

        6.60% OF EACH PREMIUM PAID DURING THE FIRST 10 POLICY YEARS. 3.60% OF EACH PREMIUM PAID DURING EACH POLICY YEAR THEREAFTER.


MONTHLY ADMINISTRATION CHARGE:

        FOR THE FIRST POLICY YEAR THE CHARGE IS $30.00 PER POLICY MONTH. FOR ALL SUBSEQUENT POLICY YEARS THE CHARGE IS $15.00 PER POLICY MONTH.


MORTALITY AND EXPENSE RISKS CHARGE:

        0.0627% IS DEDUCTED MONTHLY FROM EACH INVESTMENT ACCOUNT VALUE FOR 10 POLICY YEARS AND THEN REDUCES TO 0.0209% THEREAFTER.


MONTHLY COST OF INSURANCE CHARGE:

        SEE THE MONTHLY DEDUCTIONS SECTION OF THE POLICY VALUE PROVISION FOR DETAILS. THE COST OF ANY SUPPLEMENTARY BENEFIT IS DESCRIBED IN THE SUPPLEMENTARY BENEFIT PAGE ATTACHED TO THIS POLICY.

                                   PAGE 3.1A

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

SURRENDER CHARGE:



A SURRENDER CHARGE WILL BE DEDUCTED FROM YOUR POLICY VALUE UNDER CERTAIN CONDITIONS AND WILL REDUCE OVER TIME ACCORDING TO THE GRADING PERCENTAGES SHOWN IN THE TABLE BELOW. SEE THE POLICY VALUE, CHANGING THE DEATH BENEFIT OPTION OR FACE AMOUNT, SURRENDER AND WITHDRAWALS PROVISIONS FOR DETAILS.


THE SURRENDER CHARGE IS DETERMINED AS FOLLOWS:

(I) $ 9.00 MULTIPLIED BY EACH $1,000 OF FACE AMOUNT; PLUS

FOR THE INITIAL FACE AMOUNT

(II) 80.0% OF THE SUM OF PREMIUMS PAID IN THE FIRST POLICY YEAR UP TO THE SURRENDER CHARGE PREMIUM LIMIT SHOWN ON PAGE 3.2.

FOR AN INCREASE IN FACE AMOUNT

(II) 80.0% OF THE SUM OF PREMIUMS PAID IN THE FIRST POLICY YEAR AFTER THE INCREASE, UP TO THE SURRENDER CHARGE PREMIUM LIMIT FOR THE INCREASE.


         TABLE OF GRADING PERCENTAGES DURING THE SURRENDER CHARGE PERIOD (APPLICABLE TO THE INITIAL FACE AMOUNT AND SUBSEQUENT INCREASES)

          SURRENDER                        GRADING
        CHARGE PERIOD                    PERCENTAGE
        -------------                    ----------
              1                             100%
              2                              90%
              3                              80%
              4                              70%
              5                              60%
              6                              50%
              7                              40%
              8                              30%
              9                              20%
             10                              10%
             11                               0%


                THE ABOVE TABLE FOR THE INITIAL SURRENDER CHARGE ALSO APPLIES SEPARATELY TO EACH SUBSEQUENT FACE AMOUNT INCREASE. GRADING PERCENTAGE SHOWN IS AT BEGINNING OF POLICY YEAR. PROPORTIONATE GRADING PERCENTAGE APPLIES FOR OTHER POLICY MONTHS.

                                    PAGE 3.1B

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                                 TABLE OF VALUES

REFER TO YOUR POLICY PROVISIONS FOR DETAILS ON THE TERMS AND VALUES SHOWN IN THIS TABLE.

LIFE INSURANCE TEST ELECTED                                        GUIDELINE
                                                                   PREMIUM TEST
       GUIDELINE SINGLE PREMIUM                                    $XXXXX.XX
       GUIDELINE LEVEL PREMIUM                                     $XXX.XX

NO-LAPSE GUARANTEE PREMIUM                                         $XXX.XX
NO-LAPSE GUARANTEE PERIOD                                          FIRST 10 POLICY
                                                                   YEARS
MINIMUM FACE AMOUNT                                                $100,000.00
MINIMUM FACE AMOUNT INCREASE OR DECREASE                           $50,000.00
TRANSFER FEE                                                       $25.00
(FOR TRANSFERS IN EXCESS OF 12 IN A POLICY YEAR)
ASSET ALLOCATION BALANCER CHARGE
        CURRENT                                                    $0.00
        MAXIMUM                                                    $15.00
DOLLAR COST AVERAGING CHARGE
        CURRENT                                                    $0.00
        MAXIMUM                                                    $5.00
FIXED ACCOUNT MAXIMUM TRANSFER PERCENTAGE                          25%
FIXED ACCOUNT MAXIMUM TRANSFER AMOUNT                              $1,000.00
FIXED ACCOUNT RATE                                                 4%
ANNUAL LOAN INTEREST CHARGED MAXIMUM RATE
        FIRST 10 POLICY YEARS                                      5.25%
        THEREAFTER                                                 4.00%
LOAN INTEREST CREDITED DIFFERENTIAL
        FIRST 10 POLICY YEARS                                      1.25%
        THEREAFTER                                                 0%
DEATH BENEFIT DISCOUNT FACTOR                                      1.0032737
FIRST YEAR GUARANTEED MONTHLY COST OF INSURANCE
RATE PER THOUSAND                                                  X.XXXXX
SURRENDER CHARGE PREMIUM LIMIT                                     $X,XXX.XX

                                    PAGE 3.2

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                            LIST OF INVESTMENT FUNDS

THE SEPARATE ACCOUNT IS AUTHORIZED TO INVEST IN SHARES OF MANUFACTURERS INVESTMENT TRUST OR ANOTHER INVESTMENT COMPANY. EACH SUB-ACCOUNT OF THE SEPARATE ACCOUNT PURCHASES SHARES IN THE FUNDS LISTED BELOW. WE WILL INFORM YOU OF ANY CHANGES IN THE AVAILABLE FUNDS.

YOU MAY ALLOCATE NET PREMIUMS TO ANY OF THE FUNDS. YOUR INITIAL INVESTMENT ALLOCATION IS SHOWN IN THE APPLICATION FOR THE POLICY.

SEE THE FOLLOWING PROVISIONS FOR DETAILS: POLICY VALUE, POLICY VALUE COMPOSITION, SEPARATE ACCOUNT AND SUB-ACCOUNTS, AND INVESTMENT OPTIONS.

MANUFACTURERS INVESTMENT TRUST PORTFOLIOS AND INVESTMENT OBJECTIVES

(1) THE PACIFIC RIM EMERGING MARKETS TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.

(2) THE SCIENCE AND TECHNOLOGY TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS INCIDENTAL TO THE PORTFOLIO'S OBJECTIVE.

(3) THE INTERNATIONAL SMALL CAP TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL APPRECIATION.

(4) THE EMERGING SMALL COMPANY TRUST SEEKS TO PROVIDE MAXIMUM CAPITAL APPRECIATION.

(5)            THE PILGRIM BAXTER GROWTH TRUST SEEKS TO PROVIDE CAPITAL
               APPRECIATION.

(6)            THE SMALL/MID CAP TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL
               APPRECIATION.

(7)            THE INTERNATIONAL STOCK TRUST SEEKS TO PROVIDE LONG-TERM GROWTH
               OF CAPITAL.

(8)            THE WORLDWIDE GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF
               CAPITAL.

(9)            THE GLOBAL EQUITY TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL
               APPRECIATION.

(10)           THE SMALL COMPANY VALUE TRUST SEEKS TO PROVIDE LONG-TERM GROWTH
               OF CAPITAL.

(11) THE EQUITY TRUST SEEKS TO PROVIDE GROWTH OF CAPITAL. CURRENT INCOME IS A SECONDARY CONSIDERATION ALTHOUGH GROWTH OF INCOME MAY ACCOMPANY GROWTH OF CAPITAL.

                                    Page 3.3A

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                            LIST OF INVESTMENT FUNDS

(12)           THE GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.

(13) THE QUANTITATIVE EQUITY TRUST SEEKS TO ACHIEVE INTERMEDIATE AND LONG-TERM GROWTH THROUGH CAPITAL APPRECIATION AND CURRENT INCOME.

(14) THE EQUITY INDEX TRUST SEEKS TO ACHIEVE INVESTMENT RESULTS WHICH APPROXIMATE THE TOTAL RETURN OF PUBLICLY TRADED COMMON STOCKS IN THE AGGREGATE, AS REPRESENTED BY THE STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX.

(15) THE BLUE CHIP GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS A SECONDARY OBJECTIVE, AND MANY OF THE STOCKS IN THE PORTFOLIO ARE EXPECTED TO PAY DIVIDENDS.

(16) THE REAL ESTATE SECURITIES TRUST SEEKS TO ACHIEVE A COMBINATION OF LONG-TERM CAPITAL APPRECIATION AND SATISFACTORY CURRENT INCOME.

(17) THE VALUE TRUST SEEKS TO PROVIDE AN ABOVE-AVERAGE TOTAL RETURN OVER A MARKET CYCLE OF THREE TO FIVE YEARS, CONSISTENT WITH REASONABLE RISK.

(18) THE INTERNATIONAL GROWTH AND INCOME TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL AND INCOME.

(19) THE GROWTH AND INCOME TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL AND INCOME CONSISTENT WITH PRUDENT INVESTMENT RISK.

(20) THE EQUITY-INCOME TRUST SEEKS TO PROVIDE SUBSTANTIAL DIVIDEND INCOME AND ALSO LONG-TERM CAPITAL APPRECIATION.

(21)           THE BALANCED TRUST SEEKS TO PROVIDE CURRENT INCOME AND CAPITAL
               APPRECIATION.

(22-24) THE AUTOMATIC ASSET ALLOCATION TRUSTS (AGGRESSIVE, MODERATE AND CONSERVATIVE) SEEK TO OBTAIN THE HIGHEST POTENTIAL TOTAL RETURN CONSISTENT WITH A SPECIFIED LEVEL OF RISK TOLERANCE -- AGGRESSIVE, MODERATE AND CONSERVATIVE.

(25) THE HIGH YIELD TRUST SEEKS TO REALIZE AN ABOVE-AVERAGE TOTAL RETURN OVER A MARKET CYCLE OF THREE TO FIVE YEARS, CONSISTENT WITH REASONABLE RISK.

                                   Page 3.3B

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                            LIST OF INVESTMENT FUNDS

(26) THE STRATEGIC BOND TRUST SEEKS TO PROVIDE A HIGH LEVEL OF TOTAL RETURN CONSISTENT WITH PRESERVATION OF CAPITAL.

(27) THE GLOBAL GOVERNMENT BOND TRUST SEEKS TO PROVIDE A HIGH LEVEL OF TOTAL RETURN BY PLACING PRIMARY EMPHASIS ON HIGH CURRENT INCOME AND THE PRESERVATION OF CAPITAL.

(28) THE CAPITAL GROWTH BOND TRUST SEEKS TO ACHIEVE GROWTH OF CAPITAL BY INVESTING IN MEDIUM-GRADE OR BETTER DEBT SECURITIES, WITH INCOME AS A SECONDARY CONSIDERATION.

(29) THE INVESTMENT QUALITY BOND TRUST SEEKS TO PROVIDE A HIGH LEVEL OF CURRENT INCOME CONSISTENT WITH THE MAINTENANCE OF PRINCIPAL AND LIQUIDITY.

(30) THE U.S. GOVERNMENT SECURITIES TRUST SEEKS TO OBTAIN A HIGH LEVEL OF CURRENT INCOME CONSISTENT WITH PRESERVATION OF CAPITAL AND MAINTENANCE OF LIQUIDITY.

(31) THE MONEY MARKET TRUST SEEKS TO OBTAIN MAXIMUM CURRENT INCOME CONSISTENT WITH PRESERVATION OF PRINCIPAL AND
               LIQUIDITY.

(32) THE LIFESTYLE AGGRESSIVE 1000 TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS NOT A CONSIDERATION.

(33) THE LIFESTYLE GROWTH 820 TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL WITH CONSIDERATION ALSO GIVEN TO CURRENT INCOME.

(34) THE LIFESTYLE BALANCED 640 TRUST SEEKS TO PROVIDE A BALANCE BETWEEN A HIGH LEVEL OF CURRENT INCOME AND GROWTH OF CAPITAL WITH A GREATER EMPHASIS GIVEN TO CAPITAL GROWTH.

(35) THE LIFESTYLE MODERATE 460 TRUST SEEKS TO PROVIDE A BALANCE BETWEEN A HIGH LEVEL OF CURRENT INCOME AND GROWTH OF CAPITAL WITH A GREATER EMPHASIS GIVEN TO HIGH INCOME.

(36) THE LIFESTYLE CONSERVATIVE 280 TRUST SEEKS TO PROVIDE A HIGH LEVEL OF CURRENT INCOME WITH SOME CONSIDERATION ALSO GIVEN TO GROWTH OF CAPITAL.

                                   Page 3.3C

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                                  MALE, SMOKER

         LIFE                                         LIFE                                        LIFE
      INSURED'S                                    INSURED'S                                   INSURED'S
       ATTAINED               MONTHLY               ATTAINED              MONTHLY               ATTAINED              MONTHLY
         AGE                    RATE                  AGE                   RATE                  AGE                   RATE
                                 $                                           $                                           $
          0                   0.3483                   35                  0.2191                  70                 4.5400
          1                   0.0891                   36                  0.2341                  71                 4.9241
          2                   0.0825                   37                  0.2533                  72                 5.3608
          3                   0.0816                   38                  0.2750                  73                 5.8525
          4                   0.0791                   39                  0.3000                  74                 6.3883
          5                   0.0750                   40                  0.3283                  75                 6.9808
          6                   0.0716                   41                  0.3616                  76                 7.5916
          7                   0.0666                   42                  0.3958                  77                 8.2100
          8                   0.0633                   43                  0.4350                  78                 8.8258
          9                   0.0616                   44                  0.4758                  79                 9.4575
          10                  0.0608                   45                  0.5225                  80                10.1325
          11                  0.0641                   46                  0.5691                  81                10.8675
          12                  0.0708                   47                  0.6200                  82                11.6833
          13                  0.0825                   48                  0.6733                  83                12.5858
          14                  0.0958                   49                  0.7333                  84                13.5408
          15                  0.1375                   50                  0.7966                  85                14.5166
          16                  0.1558                   51                  0.8700                  86                15.4816
          17                  0.1708                   52                  0.9516                  87                16.4216
          18                  0.1800                   53                  1.0450                  88                17.4475
          19                  0.1883                   54                  1.1500                  89                18.4600
          20                  0.1925                   55                  1.2616                  90                19.4741
          21                  0.1941                   56                  1.3825                  91                20.5100
          22                  0.1916                   57                  1.5075                  92                21.6108
          23                  0.1883                   58                  1.6408                  93                23.0250
          24                  0.1841                   59                  1.7791                  94                24.8458
          25                  0.1783                   60                  1.9325                  95                27.4966
          26                  0.1733                   61                  2.1050                  96                32.0458
          27                  0.1716                   62                  2.2991                  97                40.0166
          28                  0.1700                   63                  2.5191                  98                54.8316
          29                  0.1716                   64                  2.7616                  99                83.3333
          30                  0.1750                   65                  3.0241
          31                  0.1808                   66                  3.2975
          32                  0.1866                   67                  3.5841
          33                  0.1958                   68                  3.8791
          34                  0.2066                   69                  4.1933



The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                                MALE, NON-SMOKER

         LIFE                                         LIFE                                        LIFE
      INSURED'S                                    INSURED'S                                   INSURED'S
       ATTAINED               MONTHLY               ATTAINED              MONTHLY               ATTAINED              MONTHLY
         AGE                    RATE                  AGE                   RATE                  AGE                   RATE
                                 $                                           $                                           $
          0                    0.3483                  35                  0.1408                  70                  2.8858
          1                    0.0891                  36                  0.1475                  71                  3.2425
          2                    0.0825                  37                  0.1566                  72                  3.5466
          3                    0.0816                  38                  0.1666                  73                  3.9533
          4                    0.0791                  39                  0.1783                  74                  4.4100
          5                    0.0750                  40                  0.1908                  75                  4.9000
          6                    0.0716                  41                  0.2058                  76                  5.4216
          7                    0.0666                  42                  0.2208                  77                  5.9700
          8                    0.0633                  43                  0.2383                  78                  6.5391
          9                    0.0616                  44                  0.2558                  79                  7.1433
          10                   0.0608                  45                  0.2766                  80                  7.8058
          11                   0.0641                  46                  0.2991                  81                  8.5433
          12                   0.0708                  47                  0.3233                  82                  9.3766
          13                   0.0825                  48                  0.3491                  83                 10.3158
          14                   0.0958                  49                  0.3783                  84                 11.3425
          15                   0.1075                  50                  0.4091                  85                 12.4333
          16                   0.1191                  51                  0.4458                  86                 13.5666
          17                   0.1283                  52                  0.4883                  87                 14.7325
          18                   0.1333                  53                  0.5358                  88                 15.9075
          19                   0.1383                  54                  0.5908                  89                 17.1075
          20                   0.1400                  55                  0.6516                  90                 18.3491
          21                   0.1391                  56                  0.7191                  91                 19.6533
          22                   0.1366                  57                  0.7908                  92                 21.0625
          23                   0.1341                  58                  0.8683                  93                 22.6358
          24                   0.1308                  59                  0.9558                  94                 24.6375
          25                   0.1266                  60                  1.0533                  95                 27.4966
          26                   0.1233                  61                  1.1616                  96                 32.0458
          27                   0.1216                  62                  1.2850                  97                 40.0166
          28                   0.1200                  63                  1.4258                  98                 54.8316
          29                   0.1200                  64                  1.5850                  99                 83.3333
          30                   0.1200                  65                  1.7608
          31                   0.1225                  66                  1.9500
          32                   0.1250                  67                  2.1550
          33                   0.1291                  68                  2.3750
          34                   0.1341                  69                  2.6150


The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                                 FEMALE, SMOKER

         LIFE                                         LIFE                                        LIFE
      INSURED'S                                    INSURED'S                                   INSURED'S
       ATTAINED               MONTHLY               ATTAINED              MONTHLY               ATTAINED              MONTHLY
         AGE                    RATE                  AGE                   RATE                  AGE                   RATE
                                 $                                           $                                           $
          0                    0.2408                  35                  0.1616                  70                  2.3291
          1                    0.0725                  36                  0.1741                  71                  2.5375
          2                    0.0675                  37                  0.1900                  72                  2.7958
          3                    0.0658                  38                  0.2075                  73                  3.1108
          4                    0.0641                  39                  0.2275                  74                  3.4783
          5                    0.0633                  40                  0.2500                  75                  3.8866
          6                    0.0608                  41                  0.2775                  76                  4.3266
          7                    0.0600                  42                  0.3033                  77                  4.7883
          8                    0.0583                  43                  0.3300                  78                  5.2691
          9                    0.0575                  44                  0.3566                  79                  5.7841
          10                   0.0566                  45                  0.3841                  80                  6.3550
          11                   0.0575                  46                  0.4125                  81                  7.0000
          12                   0.0600                  47                  0.4425                  82                  7.7366
          13                   0.0625                  48                  0.4733                  83                  8.5725
          14                   0.0666                  49                  0.5066                  84                  9.5541
          15                   0.0783                  50                  0.5450                  85                 10.5350
          16                   0.0825                  51                  0.5833                  86                 11.6491
          17                   0.0866                  52                  0.6266                  87                 12.7225
          18                   0.0908                  53                  0.6775                  88                 13.9358
          19                   0.0941                  54                  0.7291                  89                 15.0891
          20                   0.0966                  55                  0.7833                  90                 16.4175
          21                   0.0983                  56                  0.8375                  91                 17.8333
          22                   0.1008                  57                  0.8891                  92                 19.3783
          23                   0.1025                  58                  0.9375                  93                 21.1291
          24                   0.1058                  59                  0.9875                  94                 23.2758
          25                   0.1075                  60                  1.0425                  95                 26.4433
          26                   0.1116                  61                  1.1133                  96                 31.3116
          27                   0.1150                  62                  1.1991                  97                 39.5808
          28                   0.1183                  63                  1.3150                  98                 54.6541
          29                   0.1233                  64                  1.4441                  99                 83.3333
          30                   0.1291                  65                  1.5891
          31                   0.1341                  66                  1.7325
          32                   0.1400                  67                  1.8816
          33                   0.1458                  68                  2.0166
          34                   0.1550                  69                  2.1683


The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                               FEMALE, NON-SMOKER

         LIFE                                         LIFE                                        LIFE
      INSURED'S                                    INSURED'S                                   INSURED'S
       ATTAINED               MONTHLY               ATTAINED              MONTHLY               ATTAINED              MONTHLY
         AGE                    RATE                  AGE                   RATE                  AGE                   RATE
                                 $                                           $                                           $
          0                    0.2408                  35                  0.1225                  70                  1.7666
          1                    0.0725                  36                  0.1300                  71                  1.9450
          2                    0.0675                  37                  0.1391                  72                  2.1658
          3                    0.0658                  38                  0.1491                  73                  2.4350
          4                    0.0641                  39                  0.1608                  74                  2.7516
          5                    0.0633                  40                  0.1733                  75                  3.1100
          6                    0.0608                  41                  0.1883                  76                  3.5033
          7                    0.0600                  42                  0.2033                  77                  3.9258
          8                    0.0583                  43                  0.2183                  78                  4.3775
          9                    0.0575                  44                  0.2333                  79                  4.8708
          10                   0.0566                  45                  0.2491                  80                  5.4266
          11                   0.0575                  46                  0.2658                  81                  6.0633
          12                   0.0600                  47                  0.2841                  82                  6.7991
          13                   0.0625                  48                  0.3041                  83                  7.6466
          14                   0.0666                  49                  0.3250                  84                  8.5858
          15                   0.0700                  50                  0.3491                  85                  9.6150
          16                   0.0733                  51                  0.3750                  86                 10.7150
          17                   0.0766                  52                  0.4041                  87                 11.8925
          18                   0.0791                  53                  0.4383                  88                 13.1341
          19                   0.0816                  54                  0.4733                  89                 14.4591
          20                   0.0841                  55                  0.5108                  90                 15.8658
          21                   0.0850                  56                  0.5491                  91                 17.3816
          22                   0.0866                  57                  0.5875                  92                 19.0500
          23                   0.0875                  58                  0.6241                  93                 20.9500
          24                   0.0900                  59                  0.6633                  94                 23.2758
          25                   0.0908                  60                  0.7091                  95                 26.4433
          26                   0.0933                  61                  0.7633                  96                 31.3116
          27                   0.0950                  62                  0.8316                  97                 39.5808
          28                   0.0975                  63                  0.9175                  98                 54.6541
          29                   0.1000                  64                  1.0191                  99                 83.3333
          30                   0.1033                  65                  1.1291
          31                   0.1058                  66                  1.2475
          32                   0.1091                  67                  1.3675
          33                   0.1125                  68                  1.4883
          34                   0.1183                  69                  1.6175


The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

                                   DEFINITIONS

THE FOLLOWING TERMS HAVE SPECIFIC MEANINGS IN YOUR POLICY. PLEASE REFER TO THESE DEFINITIONS AS YOU READ YOUR POLICY.

ADDITIONAL RATING is an increase in the Cost of Insurance Rate that is applied when a life insured does not meet, at a minimum, our underwriting requirements for the standard Risk Classification.

AGE at a specific date means age on the nearest birthday. If no specific date is mentioned, age means the life insured's age on the Policy Anniversary nearest to the birthday.

ATTAINED AGE on any date means the Age plus the number of whole years that have elapsed since the Policy Date.

BUSINESS DAY is any day that the New York Stock Exchange is open for trading, and trading is not restricted. The net asset value of the underlying shares of a Sub-Account will be determined as of the end of each Business Day. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

CASH SURRENDER VALUE equals the Policy Value less the Surrender Charge and any outstanding Monthly Deductions due.

GROSS WITHDRAWAL is the amount of partial Net Cash Surrender Value you request plus any Surrender Charge applicable to the withdrawal.

FIXED ACCOUNT is that part of the Policy Value which reflects the value you have in our general account.

INVESTMENT ACCOUNT is that part of the Policy Value that reflects the value you have in one of the Sub-Accounts.

ISSUE DATE is the date shown in the Policy Information section from which the Suicide and Validity provisions are applied.

LOAN ACCOUNT is that part of the Policy Value which reflects the value transferred from the Fixed Account or the Investment Accounts as collateral for a policy loan.

NET CASH SURRENDER VALUE is the Cash Surrender Value less the Policy Debt.

NET POLICY VALUE is the Policy Value less the value in the Loan Account.

NET PREMIUM is the gross premium paid less any Premium Load. It is the amount of premium allocated to the Fixed Account and/or Investment Accounts.

POLICY DATE is the date shown in the Policy Information section from which charges for the first Monthly Deduction are calculated. The Policy Date is used to determine Policy Years, Policy Months and Policy Anniversaries.

POLICY DEBT as of any date equals (a) plus (b) plus (c) minus (d), where:

(a)      is the total amount of loans borrowed as of such date;

(b) is the total amount of any unpaid loan interest charges which have been borrowed against the policy on a Policy Anniversary;

(c) is any interest charges accrued from the last Policy Anniversary to the current date; and

(d)      is the total amount of loan repayments as of such date.

                                                                     (continued)

POLICY VALUE is the sum of the values in the Loan Account, the Fixed Account and the Investment Accounts.

SEPARATE ACCOUNT refers to Separate Account Three of The Manufacturers Life Insurance Company of America.

SERVICE OFFICE is the office that we designate to service this policy as shown on the back cover of your policy.

SUB-ACCOUNT refers to one of the sub-accounts of the Separate Account.

SURRENDER CHARGE PERIOD is the period following the Issue Date of the policy or following any increase in Face Amount during which we will assess surrender charges. Surrender charges will apply during this period if you surrender the policy, make a partial withdrawal, or if it terminates due to default.

SURRENDER CHARGE PREMIUM LIMIT is used to determine the Surrender Charge. The Surrender Charge Premium Limit for the initial Face Amount is shown in the Table of Values in the Policy Information section. You will be advised of the Surrender Charge Premium Limit for any increase in Face Amount.

WRITTEN REQUEST is your request to us which must be in a form satisfactory to us, signed and dated by you, and filed at our Service Office.

                        QUALIFICATION AS LIFE INSURANCE

It is the intent that this policy be considered as life insurance for tax purposes under Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the Code.

To ensure that the policy qualifies, one of the following tests will apply to the policy. The test you elect is shown in the Policy Information section. Your election cannot be changed after issue.

GUIDELINE PREMIUM TEST. Under this test, the sum of premiums paid into the policy may not at any time exceed the guideline premium limitation as of such time. The guideline premium limitation, is as of any date, the greater of:

(a)      the Guideline Single premium, or

(b)      the sum of the Guideline Level Premiums to such date.

If you elected this test, the Guideline Single Premium and the Guideline Level Premium are shown in the Policy Information section.

CASH VALUE ACCUMULATION TEST. Under this test, the Policy Value may not at any time exceed the net single premium. The net single premium is the one payment that would be needed on a specific date to provide the Death Benefit under this policy. It is computed using the same mortality table and interest rate specified under the How Values Are Computed provision.


                              PAYMENT OF PREMIUMS

No insurance will take effect under this policy before we approve the application and receive the initial premium. The minimum initial premium is one-twelfth of the No-Lapse Guarantee Premium shown in the Table of Values in the Policy Information section.

Subsequent premiums can be paid at any time at our Service Office, and in any amount subject to any limitations of the life insurance qualification test you elect. On request, we will give you a receipt signed by one of our officers.

You may pay premiums until the life insured reaches Attained Age 100, at which time, Monthly Deductions will cease and no further premiums may be paid. If there is a Policy Debt under the policy, loan interest will continue to accrue daily as specified under the Policy Loan Conditions provision.

We reserve the right to request that you provide us with satisfactory evidence of insurability if a premium payment would result in an increase in the Death Benefit that is greater than the increase in Policy Value.

                               NO-LAPSE GUARANTEE


Your policy includes a No-Lapse Guarantee. The guarantee period applicable to this policy is shown in the Table of Values in the Policy Information section.

During your No-Lapse Guarantee Period, if the Net Cash Surrender Value falls to zero or below, your policy will not go into default provided it satisfies the cumulative premium test.

CUMULATIVE PREMIUM TEST. The test will be performed at the beginning of any Policy Month that your policy would otherwise be in default in the absence of the No-Lapse Guarantee. Your policy will satisfy the test if the sum of the premiums paid, less any Policy Debt, and less any Gross Withdrawals taken on or before the date of the test, is equal to or greater than the sum of the monthly No-Lapse Guarantee Premiums due from the Policy Date to the date of the test. The test will exclude any period during which the life insured was totally disabled if the Total Disability Waiver Of Monthly Deductions Supplementary Benefit is included in the policy.

The No-Lapse Guarantee Premium is shown as an annualized amount in the Table of Values in the Policy Information section.

The No-Lapse Guarantee Premium will change if any of the following changes occur under your policy:

(a)      you add, terminate or change a Supplementary Benefit;

(b)      you change the Death Benefit Option under  your policy;

(c) there is a decrease in the Face Amount of insurance due to a partial withdrawal;

(d)      you change the Face Amount of insurance; or

(e)      there is a change in the life insured's Risk Classification.

We will inform you of any change to the No-Lapse Guarantee Premium resulting from any such change. The revised premium will be effective from the date of the change. For the purpose of performing the cumulative premium test, we will use the No-Lapse Guarantee Premium in effect as of the Policy Date up to the date of the change, including any revised premium in effect as of the date of a prior change.



                               POLICY TERMINATION

DEFAULT. Unless the policy has met the No-Lapse Guarantee requirements, it will go into default if, at the beginning of any Policy Month, the Net Cash Surrender Value would go to zero or below after we take the Monthly Deduction that is due for that month.

GRACE PERIOD. We will allow 61 days from the date that the policy goes into default, for you to pay the amount that is required to bring the policy out of default. At least 30 days prior to the termination of coverage, we will send a notice to your last known address, specifying the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee on record.

The amount required to bring the policy out of default is equal to (a) plus (b) plus (c) where:

(a) is the amount necessary to bring the Net Cash Surrender Value to zero, if it is less than zero, at the date of default; and

(b) is the Monthly Deduction due on the date of default, plus the next two Monthly Deductions; and

(c)      is the applicable Premium Load.

                                                                     (continued)

If the policy is in the No-Lapse Guarantee Period, then the following amount, if less than the amount stated above, will bring the policy out of default. This amount is equal to (a) plus (b), where:

(a) is the amount, if any, necessary to satisfy the No-Lapse Guarantee cumulative premium test at the date of default; and

(b)      is the No-Lapse Guarantee Premium for the next two Policy Months.

If the amount necessary to bring the policy out of default has not been paid by the end of the grace period, the policy will terminate.

TERMINATION DATE. This policy terminates on the earliest of the following events:

(a) the end of the grace period for which you have not paid the amount necessary to bring the policy out of default;

(b)      surrender of the policy for its Net Cash Surrender Value; or

(c)      the death of the life insured.

                                 REINSTATEMENT

You can ask us to reinstate your policy only if it terminates at the end of a grace period in which you did not make a required payment. You can reinstate the policy if you:

(a) make a Written Request for reinstatement within 5 years after the date your policy terminates;

(b) provide us with evidence of insurability satisfactory to us on the life insured; and

(c) pay a premium equal to the amount that was required to bring the policy out of default immediately prior to termination, plus the amount needed to keep the policy in force to the next scheduled date for payment of the Planned Premium.

If we approve your request,

(a) the reinstatement date will be the later of the date we approve your request or the date we receive the required payment at our Service Office; and

(b) any Surrender Charges will be reinstated to the amount they were at the date of default.

The Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated. If the policy is in a Surrender Charge Period when it terminates, upon reinstatement the period will be the same as at the date of default.

                               INSURANCE BENEFIT

If the life insured dies while the policy is in force, we will pay the Insurance Benefit to the beneficiary on receiving due proof of death, subject to the Age and Sex, Suicide and Validity provisions.

If the life insured dies after we receive a request from you to surrender the policy, there will be no Insurance Benefit. We will pay the amount payable under the Surrender For Cash provision instead.

INSURANCE BENEFIT. The Insurance Benefit payable is:

(a)      the Death Benefit as described below; plus

(b) any amounts payable under any Supplementary Benefits that form part of the policy; less

(c)      the value of the Policy Debt as of the date of death.

                                                                     (continued)

If the life insured dies during a grace period, the Insurance Benefit described above will be modified as follows:

(a) the Insurance Benefit will be reduced by any outstanding Monthly Deductions due; and

(b) the Policy Value used in the calculation of the Death Benefit will be the Policy Value as of the default date.

DEATH BENEFIT. The Death Benefit will depend on whether Death Benefit Option 1 or 2 is in effect on the date of death.

Under Option 1, the Death Benefit is the Face Amount of the policy at the date of the life insured's death.

Under Option 2, the Death Benefit is the Face Amount of the policy, plus the Policy Value at the date of the life insured's death.

MINIMUM DEATH BENEFIT. If you elected the Guideline Premium Test, the Death Benefit as described above will never be less than the Policy Value at the date of death, multiplied by the applicable percentage in the table below.

                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES


      ATTAINED AGE                              APPLICABLE PERCENTAGE
      40 and under                                      250%
           45                                           215%
           50                                           185%
           55                                           150%
           60                                           130%
           65                                           120%
           70                                           115%
           75                                           105%
           90                                           105%
      95 and above                                      100%

For ages not shown, the Applicable Percentage can be found by reducing the above Applicable Percentages proportionately.


PAYMENT OF INSURANCE BENEFIT. We will pay the Insurance Benefit in one lump sum with interest calculated from the date of the life insured's death to the date of payment. The rate will be at the rate prescribed by the state. If the state does not specify the interest rate, we will use the rate for insurance benefits left on deposit with us.

                                  POLICY VALUE

INITIAL NET PREMIUM. We will allocate your initial Net Premium plus any earned interest on the later of the date our underwriters approve issuance of the policy or the date we receive the initial premium at our Service Office. Interest will be credited as of the date we received the initial premium payment at the rate of return then being earned on allocations to the Money Market Trust. This initial allocation will become your Policy Value to which subsequent Net Premiums will be allocated.

SUBSEQUENT NET PREMIUMS. As of the Business Day we receive your subsequent premium payments at our Service Office, we will add your Net Premium to your Policy Value. We will do this before we take any deductions due as of that Business Day.

MONTHLY DEDUCTIONS. At the beginning of each Policy Month, a deduction is taken from your policy to cover Monthly Administration Charges and the cost to provide the insurance coverage.

The first Monthly Deduction is taken on the later of the date our underwriters approve issuance of the policy or the date we receive at least the initial premium at our Service Office.

Monthly Deductions are due until the Policy Anniversary on which the life insured reaches Attained Age 100. If the policy is in force on that date, it will remain in force without further premium payments or Monthly Deductions, subject to the Policy Loan Conditions provision.

                                                                     (continued)

The Monthly Deduction for any Policy Month is the sum of the following amounts determined as of the beginning of that month:

(a) the Monthly Administration Charge shown in the Table Of Expense Charges in the Policy Information section;

(b) the Mortality and Expense Risks Charge shown in the Table Of Expense Charges in the Policy Information section;

(c) the monthly cost of any Supplementary Benefits you have added to your policy; and

(d)      the monthly Cost of Insurance for the life insured.

Unless you have requested otherwise, we will take Monthly Deductions from the Fixed Account and the Investment Accounts in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value immediately prior to the deduction.

The Cost of Insurance for a specific Policy Month is determined as the rate for the Cost of Insurance for that month, as described below, multiplied by the net amount at risk.

For Death Benefit Option 1 the net amount at risk is equal to (a) minus (b), where:

(a) is the Death Benefit as of the first day of the Policy Month, divided by the Death Benefit Discount Factor shown in the Table of Values in the Policy Information section; and

(b) is the Policy Value as of the first day of the Policy Month after the deduction of the monthly Cost of Insurance for the life insured.

For Death Benefit Option 2 the net amount at risk is equal to the Face Amount of insurance.

The rates for the Cost of Insurance, as of the Policy Date and subsequently for each Face Amount increase, are based on the life insured's Age, Sex, Risk Classification and duration that the coverage has been in force. The Cost of Insurance Rate shown in the Table of Values in the Policy Information section is payable for the first Policy Year. After the first Policy Year, the Cost of Insurance will generally increase on each Policy Anniversary. The Cost of Insurance calculation will reflect any Additional Rating shown in the Policy Information section.

We will re-determine Cost of Insurance rates from time to time on a basis that does not discriminate unfairly within any class of life insured. The Cost of Insurance rates will never exceed those shown in the Table of Guaranteed Maximum Cost of Insurance Rates on Page 4.

OTHER DEDUCTIONS. We will deduct a Surrender Charge if during the Surrender Charge Period shown in the Policy Information section:

(a)      you surrender the policy for its Net Cash Surrender Value;

(b)      you make partial withdrawals; or

(c) you do not pay an amount due at the end of a grace period, and the policy terminates.

         See the Surrender Charges provision for details.

                                                                     (continued)

                            POLICY VALUE COMPOSITION

Your Policy Value at any time is equal to the sum of the values you have in the Loan Account, the Fixed Account and the Investment Accounts.

LOAN ACCOUNT VALUE. The amount you have in the Loan Account at any time equals:

(a)      amounts transferred to it for loans or borrowed loan interest; plus

(b)      interest credited to it; less

(c)      amounts transferred from it for loan repayment.

For the details of the Loan Account see the Policy Loan Conditions provision.

FIXED ACCOUNT VALUE. The amount you have in the Fixed Account at any time equals:

(a)      Net Premiums allocated to it; plus

(b)      amounts transferred to it; plus

(c)      interest credited to it; less

(d)      amounts deducted from it; less

(e)      amounts transferred from it; less

(f)      amounts withdrawn from it.

Interest will be credited to amounts in the Fixed Account at an effective annual rate of no less than the Fixed Account Rate shown in the Table of Values in the Policy Information Section. The actual interest rate used will be set by us from time to time. For all transactions, interest is calculated from the date of the transaction.

INVESTMENT ACCOUNT VALUE. The amount you have in an Investment Account at any time equals the number of units in that Investment Account, multiplied by the unit value of the corresponding Sub-Account at that time.

The number of units in an Investment Account at any time equals (a) minus (b), where:

(a)      is the number of units credited to the Investment Account because of:

         (1)      Net Premiums allocated to it; and

         (2)      amounts transferred to it; and

(b)      is the number of units canceled from the Investment Account because of:

         (1)      amounts deducted from it;

         (2)      amounts transferred from it; and

         (3)      amounts withdrawn from it.

The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value as of the Business Day of the transaction. See the Unit Value Calculation section of this provision for details on how unit values are determined.

                       SEPARATE ACCOUNT AND SUB-ACCOUNTS

The Separate Account is authorized to invest in the shares of Manufacturers Investment Trust, or another management investment company. Each Sub-Account of the Separate Account purchases shares of a corresponding Fund of Manufacturers Investment Trust or another management investment company. The Funds are listed in the Policy Information section.

FUND SUBSTITUTION. A Fund might, in our judgment, become unsuitable for investment by a Sub-Account. This might happen because of a change of investment policy; or a change in the applicable laws or regulations; or because the shares are no longer available for investment; or for some other reason.

                                                                     (continued)

If a Fund becomes unsuitable for investment, we have the right to substitute another Fund or another management investment company. Before doing this, we would first seek, where required, approval from the Securities and Exchange Commission and the Insurance Commissioner of the state in which this policy is delivered.

To the extent permitted by applicable federal and state law, we also have the right, without your approval, to:

(a)      create new separate accounts;

(b)      combine any two or more separate accounts including the Separate
         Account;

(c) make available additional Sub-Accounts investing in additional Funds of Manufacturers Investment Trust, or another investment company;

(d) eliminate existing Sub-Accounts and stop accepting new allocations and transfers into the corresponding Fund;

(e) operate the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;

(f)      de-register the Separate Account under the Investment Company Act of
         1940;

(g) transfer assets between the Separate Account and other separate accounts; and

(h) combine Sub-Accounts or to transfer assets in one Sub-Account to another Sub-Account.

The investment objectives of a Sub-Account within the Separate Account will not be changed materially without first filing the change with the Insurance Commissioner of our state of domicile. We will inform you of any changes deemed to be material.

UNIT VALUE CALCULATION. We will determine the unit values for each Sub-Account as of the end of each Business Day. When we need to determine a Policy Value or an amount after the end of a Business Day, or on a day that is not a Business Day, we will do so as of the next Business Day.

The value of a unit of each Sub-Account was initially fixed at $10 for the first Business Day that an amount was allocated, or transferred to the particular Sub-Account. For any subsequent Business Day, the unit value for that Sub-Account is obtained by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the particular Sub-Account on such subsequent Business Day.

NET INVESTMENT FACTOR. The net investment factor for a Sub-Account on any Business Day is equal to (a) divided by (b), where:

(a) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of such Business Day before any policy transactions are made on that day; and

(b) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Sub-Account.

                                                                     (continued)

SEPARATE ACCOUNT ASSETS. The assets held in each Sub-Account are used to support the Policy Values of Single Premium and Flexible Premium Variable Life Insurance policies. The Separate Account will be used to fund only variable life insurance benefits.

Income, gains and losses of the Separate Account are credited to, or charged against, the applicable Sub-Accounts without regard to our other income, gains and losses.

The assets of the Separate Account are our property. The part of the assets that is equal to the Investment Account values in respect of all Single Premium and Flexible Premium Variable Life Insurance policies will not be charged with liabilities from any other business we conduct. We can transfer to our general account, Separate Account assets in excess of the liabilities of the Separate Account arising under the Single Premium and Flexible Premium Variable Life Insurance policies supported by the Separate Account.

                               INVESTMENT OPTIONS

ALLOCATIONS. You may allocate Net Premiums to the Fixed Account or any of the Investment Accounts. Unless you change the initial premium allocation specified in your application for this policy, it will continue to apply to subsequent premium payments.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the allocation percentages must equal 100. You may change the allocation percentages by Written Request to our Service Office. The change will take effect as of the date we receive your request at our Service Office. You may also change your allocation percentages by telephone if a currently valid authorization form is on file with us.

TRANSFERS. By Written Request you may transfer portions of your Policy Value among the Investment Accounts and the Fixed Account. We will also permit telephone transfers if a currently valid authorization form is on file with us.

Transfers are subject to the following restrictions:

(a) you can make as many transfers in a Policy Year as you want. There is no charge for the first twelve transfers in any Policy Year. If you make more than twelve transfers in any Policy Year, the Transfer Fee shown in the Table of Values in the Policy Information section will apply to each subsequent transfer in that Policy Year. We will consider all transfer requests received on the same Business Day as one transfer;

(b) you may transfer the Policy Value from any of the Investment Accounts to the Fixed Account without incurring the transfer charges in (a) above, provided such transfers occur within:

         (1) eighteen months after the Issue Date, as shown in the Policy Information section of this policy; or

         (2)      the later of (i) or (ii) below:

                  (i) 60 days from the effective date of a material change in the investment objectives of any of the Sub-Accounts; or

                  (ii) 60 days from the notification date of any such change.

(c) the maximum amount that you can transfer out of the Fixed Account in any one Policy Year is limited to the greater of:

         (1) the Fixed Account Maximum Transfer Percentage shown in the Policy Information section, multiplied by the value in the Fixed Account at the previous Policy Anniversary; or

         (2) the Fixed Account Maximum Transfer Amount shown in the Policy Information section.

                                                                     (continued)

(d) any transfer out of the Fixed Account may not involve a transfer to the Investment Account for the Money Market Trust; and

(e) transfer privileges are subject to any restrictions that may be imposed by the Trust.

ASSET ALLOCATION BALANCER TRANSFERS. If you elect this option, we will automatically transfer amounts among your specified Investment Accounts in order to maintain your designated percentage in each account. We will effect the transfers six months after the Policy Date and each six month interval thereafter.

The current and maximum Asset Allocation Balancer Charge for transfers under this option are shown in the Policy Information section of this policy. We will provide you with 90 days written notice of any change in the current amount.

When you change your premium allocation instructions, your Asset Allocation Balancer will change so the two are identical. This change will automatically occur unless you instruct us otherwise, or a Dollar Cost Averaging request is in effect.

We reserve the right to cease to offer this option as of 90 days after we send you written notice.

DOLLAR COST AVERAGING. If you elect this option, we will automatically transfer amounts each month from one Investment Account to one or more of the other Investment Accounts or the Fixed Account. You must select the amount to be transferred and the accounts.

If the value in the Investment Account from which the transfer is being made is insufficient to cover the transfer amount, we will not effect the transfer and we will notify you.

The current and maximum Dollar Cost Averaging Charge for transfers under this option are shown in the Policy Information section of this policy. We will provide you with 90 days written notice of any change in the current amount.

We reserve the right to cease to offer this option as of 90 days after we send you written notice.

                             POLICY LOAN CONDITIONS

At any time while this policy is in force and has an available loan value, you can get a loan by Written Request. We may require a loan agreement from you as the policy is the only security for the loan.

AVAILABLE LOAN VALUE. The available loan value on any date is 90% of the Net Cash Surrender Value.

LOAN ACCOUNT. When you take out a loan, or when loan interest charges are borrowed, we will do a transfer from the Fixed Account and/or one or more of the Investment Accounts into the Loan Account. Amounts we transfer into the Loan Account cover the loan principal plus loan interest due to the next Policy Anniversary.

A Loan Sub-Account exists for each Investment Account and for the Fixed Account. Amounts transferred to the Loan Account are allocated to the appropriate Loan Sub-Account to reflect the account from which the transfer was made.

You may tell us how much of the amount to be transferred to the Loan Account you wish to allocate to your value in the Fixed Account and each of the Investment Accounts. If you do not tell us, we will allocate the amounts to be transferred in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value.

                                                                     (continued)

When an amount to be transferred is allocated to an Investment Account, we will redeem units of that Investment Account sufficient in value to cover the allocated amount. These transfers do not count as a transfer for the purposes of the Transfers section of the Investment Options provision.

Interest is credited to the Loan Account and interest is also charged on the Policy Debt, as described under the Loan Interest Charged and the Loan Interest Credited sections of this provision.

LOAN INTEREST CHARGED. Interest will accrue daily on loans. In the event that you do not pay the Loan Interest Charged in any Policy Year, it will be borrowed against the policy and added to the Policy Debt in arrears at the Policy Anniversary. We will allocate the amount borrowed for interest payment in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value as of the Policy Anniversary.

Loan interest will continue to be charged if there is an outstanding loan when Monthly Deductions and premium payments cease at the life insured's Attained Age
100. The policy will go into default at any time the Policy Debt exceeds the Policy Value. At least 61 days prior to termination, we will send a notice to your last known address. If you had filed a notice of assignment with us, we will also send a copy of the notice to the last known address of the assignee on record. Payment of the loan interest during the 61-day grace period will bring the policy out of default.

The rate of interest charged is fixed at the effective Annual Loan Interest Charged Rate shown in the Table of Values in the Policy Information section.

LOAN INTEREST CREDITED. Interest will accrue daily to amounts in the Loan Account. The effective annual Loan Interest Credited Rate is the difference between the Loan Interest Charged Rate and the Loan Interest Credited Differential.

The current and maximum Loan Interest Credited Differential are shown in the Table of Values in the Policy Information section.

We may reduce the Current Loan Interest Credited Differential as of 90 days after we send you written notice of such change.

We will increase the Loan Interest Credited Differential if at any time it is determined that the differential would cause a loan to be taxable under any applicable ruling, regulation or court decision. We will increase the differential to either of the following amounts and send you written notice of the change:

(a) the amount that may be prescribed in the ruling, regulation or court decision; or

(b) if no amount is prescribed, an amount that we consider to be more likely to result in the transaction being treated as a loan under federal tax law.

Any change in the Loan Interest Credited Differential will apply to loans you take out after the change.

LOAN REPAYMENT. You may repay the Policy Debt in whole or in part at any time prior to the death of the life insured and while the policy is in force.

When you repay a loan, we credit the amount to the Loan Account, and make a transfer to the Fixed Account and/or the Investment Accounts.

We will allocate loan repayments as follows:

(a) first to the Fixed Account, until the associated Loan Sub-Account is reduced to zero;

(b) then to each Investment Account in the same proportion that the value in the corresponding Loan Sub-Account bears to the value of the Loan Account.

                                                                     (continued)

While a loan exists, we will treat the amounts you pay as premiums, unless you request in writing that they be treated as loan repayments. However, when a portion of the Loan Account amount is allocated to the Fixed Account, we reserve the right, where permitted by state law, to require that premium payments be applied as loan repayments.

              CHANGING THE DEATH BENEFIT OPTION OR THE FACE AMOUNT

You may change your Death Benefit Option or your Face Amount of insurance by Written Request. Such changes are subject to the general conditions of this provision and the conditions described in the section for each type of change.

The following general conditions apply to changes in Death Benefit Option or Face Amount of insurance:

(a) changes may be made once in each Policy Year after the first Policy Anniversary;

(b) changes will take effect as of the beginning of the next Policy Month following the date we approve the request; and

(c) we reserve the right to limit any changes that would cause this policy to fail to qualify as life insurance under the Internal Revenue Code.

A Death Benefit Option Change or a Face Amount Change will cause a change in the No-Lapse Guarantee Premium. These changes will also cause a change in the Guideline Single Premium and Guideline Level Premium if you have elected the Guideline Premium Test for the policy. An additional Surrender Charge Premium Limit will be associated only with the new Face Amount if it has been added after restoring prior decreases.

We will inform you of the new premium amounts at the time of the change.

CHANGE FROM DEATH BENEFIT OPTION 1 TO DEATH BENEFIT OPTION 2.

The Face Amount of insurance after the change from Option 1 to Option 2 will be
(a) minus (b), where:

(a)      is the Face Amount of insurance immediately before the change; and

(b)      is the Policy Value as of the effective date of the change.

We will not allow the change in Death Benefit Option if it would cause the Face Amount to decrease below the Minimum Face Amount shown in the Table of Values in the Policy Information section.

CHANGE FROM DEATH BENEFIT OPTION 2 TO DEATH BENEFIT OPTION 1.

The Face Amount of insurance after the change from Option 2 to Option 1 will be
(a) plus (b), where:

(a)      is the Face Amount of insurance immediately before the change; and

(b)      is the Policy Value as of the effective date of the change.

We will not increase the Surrender Charge because of the increase in the Face Amount of insurance resulting from this change.

DECREASE IN FACE AMOUNT. The Minimum Face Amount Decrease is shown in the Table of Values in the Policy Information section. We may change this amount as of 90 days after we send you written notice of the change.

                                                                     (continued)

We will not allow a decrease:

(a) if it is for the reduction or termination of a prior Face Amount increase which has been in force for less than one year; or

(b) if it would cause the Face Amount to go below the Minimum Face Amount shown in the Table Of Values in the Policy Information section.

When you request a decrease in the Face Amount of insurance, we will reduce the Face Amount in the following order:

(a) the amounts of insurance provided by any increases you may have requested to the policy Face Amount, starting with the most recent increase until all such increases are reduced; then

(b)      the initial Face Amount of the policy.

INCREASE IN FACE AMOUNT. For an increase in the Face Amount of insurance you must provide us with evidence of insurability on the life insured that is satisfactory to us. The Minimum Face Amount Increase is shown in the Table of Values in the Policy Information section. We may change this amount as of 90 days after we send you written notice of the change.

We reserve the right to refuse a Face Amount increase if the life insured's Attained Age at the date the increase would be effective is greater than the maximum issue age for new policies at that time.

The Face Amount of insurance will increase in the following order:

(a) we will restore the Face Amount reduced by the most recent decrease first; followed by

(b)      the next most recent decrease until all decreases are restored; then

(c)      we will add the new Face Amount of insurance.

There will be no new Surrender Charge associated with the restoration of prior decreases under (a) or (b) above. However, there will be a new Surrender Charge associated with the new Face Amount under (c). We will inform you of any new Surrender Charges at the time of the increase.

You will not necessarily have to pay additional premium with an increase in Face Amount, but the new Surrender Charge may require an additional premium payment to prevent the policy from going into default.

For Surrender Charge purposes, the premiums attributable to the new Face Amount will not exceed the Surrender Charge Premium Limit associated with that increase.

                           SURRENDER AND WITHDRAWALS

SURRENDER OF THE POLICY. You may surrender this policy for its Net Cash Surrender Value at any time prior to the death of the life insured. We will determine the Net Cash Surrender Value as of the end of the Business Day on which we receive the policy and your Written Request for surrender at our Service Office. After we receive your surrender request, no insurance will be in force.

If you surrender your policy during the Surrender Charge Period, we will deduct a Surrender Charge from your Policy Value in calculating the Net Cash Surrender Value. If you have increased the Face Amount of insurance, the Surrender Charge will be the sum of the Surrender Charge for the initial Face Amount plus the Surrender Charge for each increase as shown in the Policy Update page amending the policy. No additional Surrender Charge will be imposed on any portion of an increase in Face Amount that restores a prior decrease.

                                                                     (continued)

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. You may request a partial Net Cash Surrender Value withdrawal once each Policy Month after the first Policy Anniversary. You may make this request provided there is a Net Cash Surrender Value for the policy. The partial Net Cash Surrender Value withdrawal will be done as of the end of the Business Day on which we receive your Written Request.

You may specify the accounts from which we should make the partial Net Cash Surrender Value withdrawal. If we do not receive such instructions, we will make the withdrawal in the same proportion that the value in the Fixed Account and the Investment Accounts bears to the Net Policy Value.

We will deduct a pro-rata Surrender Charge from the Policy Value at the time of the partial Net Cash Surrender Value withdrawal. The pro-rata charge deducted will equal the sum of the pro-rata Surrender Charge for the initial Face Amount and any previous increase in Face Amount. This amount is (a) divided by (b), multiplied by (c), where:

(a)      is the amount of the partial Net Cash Surrender Value withdrawal;

(b)      is the Net Cash Surrender Value prior to the withdrawal; and

(c)      is the current total Surrender Charge prior to the withdrawal.

We will allocate the deduction of the pro-rata charge for the withdrawal to the Fixed Account and the Investment Accounts in the same proportion that the withdrawal from each account bears to the total withdrawal.

If the withdrawal plus the pro-rata Surrender Charge allocated to a particular account are greater than the value of that account, we will reduce the portion of the withdrawal allocated to that account. We will reduce the allocated portion so that the withdrawal plus the pro-rata charge allocated to the account equal the value of the account.

If Death Benefit Option 1 is in effect at the time of the withdrawal, the Face Amount will be reduced by:

(a) the amount of the withdrawal plus the pro-rata Surrender Charge, if at the time of the withdrawal the Death Benefit equals the Face Amount; otherwise

(b) the amount, if any, by which the withdrawal plus the pro-rata Surrender Charge exceeds the difference between the Death Benefit and the Face Amount.

If there has been a prior increase in Face Amount, then the Face Amount will be decreased in the same order as if you had requested the decrease. See the Decrease in Face Amount section of the Changing The Death Benefit Option Or The Face Amount provision. Withdrawals will be limited if they would otherwise cause the Face Amount to fall below the Minimum Face Amount shown in the Table of Values in the Policy Information section.

Each time we deduct the pro-rata Surrender Charge for a partial withdrawal, we will reduce the remaining Surrender Charge in the same proportion that the Surrender Charge deducted bears to the total Surrender Charge immediately before the partial withdrawal.

Partial Net Cash Surrender Value withdrawals do not affect the Face Amount of your policy if Death Benefit Option 2 is in effect.

                      RIGHT TO POSTPONE PAYMENT OF BENEFITS

We reserve the right to postpone the payment of Net Cash Surrender Values, partial Net Cash Surrender Value withdrawals, policy loans and the portion of the Insurance Benefit that depends on Investment Account values, for any period during which:

(a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;

(b) an emergency exists as defined by the Securities and Exchange Commission (SEC), or the SEC requires that trading be restricted; or

(c)      the SEC permits a delay for the protection of policyholders.

We also reserve the right to postpone payments for up to six months if such payments are based on values that do not depend on the investment performance of the Sub-Accounts.

In addition, we may deny transfers under the circumstances stated in (a), (b) and (c) above, and in the Transfers section of the Investment Options provision.

                           RIGHT TO CANCEL INCREASES

If you request an increase in Face Amount which results in a new Surrender Charge, you have the same rights to cancel the increase as described on the front cover of this policy, under the Right to Return Policy. If canceled, the Policy Value and the Surrender Charge will be recalculated to the amounts they would have been, had the increase not taken place. You may request a refund for all or a portion of premiums paid during this period. Upon payment of the refund, we will recalculate the Policy Value and the Surrender Charge to the amounts they would have been, had the premiums not been paid.

                                     SUICIDE

If within two years after the Issue Date the life insured dies by suicide, while sane or insane, the policy will terminate and our liability will be limited to:

(a)      the premiums paid; less

(b)      any partial Net Cash Surrender Value withdrawals; and less

(c)      the Policy Debt.

If the life insured dies by suicide, while sane or insane, within two years after an increase in Face Amount, the Death Benefit for that increase will be limited to the Monthly Deductions taken for the increase.

We reserve the right under this provision to obtain evidence of the manner and cause of death of the life insured.

                                  BENEFICIARY

The following four sections will apply unless there is a beneficiary appointment in force that provides otherwise.

BENEFICIARY CLASSIFICATION. You can appoint beneficiaries for the Insurance Benefit in three classes: primary, secondary and final. Beneficiaries in the same class will share equally in the Insurance Benefit payable to them.

PAYMENT TO BENEFICIARIES. We will pay the Insurance Benefit:

(a)      to any primary beneficiaries who are alive when the life insured dies;
         or

(b) if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or

(c) if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

                                                                     (continued)

CHANGE OF BENEFICIARY. Until the life insured's death you can change the beneficiary by Written Request unless you make an irrevocable designation. We are not responsible if the change does not achieve your purpose. The change will take effect as of the date you signed such request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.

DEATH OF BENEFICIARY. If no beneficiary is alive when the life insured dies, the Insurance Benefit will be payable to you; or to your estate if you are the life insured. Unless otherwise provided, if a beneficiary dies before the seventh day after the death of the life insured, we will pay the Insurance Benefit as if the beneficiary had died before the life insured.

                            OWNERSHIP AND ASSIGNMENT

Until the life insured's death, without the consent of any beneficiary, except an irrevocable beneficiary, you as owner can:

(a)      receive any amount payable under your policy;

(b)      exercise all rights and privileges granted by the policy; and

(c)      assign the policy.

An assignment does not bind us until we receive it in writing at our Service Office. We are not responsible for its validity or its effects. It should be filed with us in duplicate. We will return a copy.

CHANGE OF OWNER. Until the life insured's death, the owner can change the ownership of the policy by Written Request. The change will take effect as of the date you signed the Written Request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.

TRUSTEE OWNER. Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will fully discharge us from all liability under the policy to the extent of the amount so paid.

JOINT OWNERSHIP. Two or more owners will own the policy as joint tenants with right of survivorship, unless otherwise requested on the application or in any subsequent assignment of the policy. On death of any of the owners, the deceased owner's interest in the policy passes to the surviving owner(s).

Any rights and privileges that may be exercised by the owner, may be exercised only with the consent of all joint owners.

SUCCESSOR OWNER. Upon the owner's death during the lifetime of the life insured, a named successor owner will, if then living, have all the owner's rights and interest in the policy. Until the life insured's death, the owner, without the consent of any revocable beneficiary or any successor owner, can cancel or change the designation of successor owner. This may be done from time to time by agreement in writing with us.

                          PROTECTION AGAINST CREDITORS

If permitted by state law, all payments shall be exempt from the debts and contracts of the owners and beneficiaries, and from seizure by court order.

                         CURRENCY AND PLACE OF PAYMENT

All payments to or by us will be in U.S. currency. We will make payments from our Service Office. We may require proof that the person claiming any payment is entitled to it.

                                    CONTRACT

The policy, application, supplementary benefits, and any endorsements form your whole contract. A copy of the application is attached to the policy and deemed a part of it. We will not be bound by any statement that is not in the application or the policy.

Only our President or one of our Vice-Presidents can agree to amend or modify the policy or waive any of its provisions. Any change must be in writing.

Statements made by you or the life insured are representations, not warranties, unless fraud is involved. We will not use any statement by you or any of the Life insured to deny a claim, unless it is written in the application or any supplement to the application.

                                    VALIDITY

We have the right to contest the validity of this policy based on material misstatements made in the initial application or an application for policy change that requires evidence of insurability. However, we cannot contest the validity of your policy after it has been in force during the life insured's lifetime for two years from the Issue Date.

We cannot contest the validity of an applied for increase in Face Amount or the addition of a Supplementary Benefit after such increase or addition has been in force during the life insured's lifetime for two years from the date of such increase or addition.

We can contest after two years if the policy has been reinstated and has been in force during the life insured's lifetime for less than two years from the reinstatement date. If this is the case, we can only contest the validity in respect of any fact material to the reinstatement that was misrepresented.

                                NON-PARTICIPATING

Your policy is non-participating.  It does not earn dividends.

                                  AGE AND SEX

If the life insured's Age or Sex was misstated in the application, we will change the Face Amount of insurance. The new Face Amount will be determined so that the Death Benefit will be that which the most recent Cost of Insurance deduction would have purchased for the correct Age and Sex.

                            HOW VALUES ARE COMPUTED

We provide Cash Surrender Values that are at least equal to those required by law. A detailed statement of the method of computing the values of this policy has been filed with the insurance department of the state in which this policy is delivered.

We use the Commissioners 1980 Standard Ordinary Smoker/Non-Smoker Mortality Table in computing reserves, and in determining Maximum Cost of Insurance Rates. Values relating to amounts in the Fixed Account are computed at the Fixed Account Rate shown in the Table of Values in the Policy Information section.

                                ANNUAL STATEMENT

Within 30 days after each Policy Anniversary, we will send you a report showing:

(a)      the Death Benefit;

(b)      the Policy Value;

(c) the current allocation of money in the Fixed Account, the Loan Account and each of the Investment Accounts;

                                                                     (continued)

(d)      the value of the units in each chosen Investment Account;

(e) any Loan Account balance and loan interest charged since the last report;

(f)      the premiums paid and policy transactions for the year; and

(g)      any further information required by law.

                               TAX CONSIDERATIONS

It is the intent that this policy be considered as life insurance for tax purposes, to comply with Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the code. We reserve the right to limit the amount of premiums paid for this policy, or to make any other reasonable adjustments to the terms or conditions of this policy if it becomes necessary to allow it to qualify as life insurance.

This provision should not be construed to guarantee that the policy will be treated as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority.

               The Manufacturers Life Insurance Company of America
               A Stock Company

               Service Office: 200 Bloor Street East, Toronto, Canada, M4W 1E5




  FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY.
  PAYABLE ON LIFE INSURED'S DEATH.
  ADJUSTABLE DEATH BENEFIT.
  FLEXIBLE PREMIUMS PAYABLE TO ATTAINED AGE 100 DURING THE LIFE INSURED'S LIFETIME.

  CASH SURRENDER VALUES AND BENEFITS FOR A PORTION OF THE POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS. INVESTMENT OPTIONS ARE DESCRIBED IN THE "POLICY VALUE COMPOSITION" AND THE "INVESTMENT OPTIONS" PROVISIONS. NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).

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                    IMPORTANT  NOTICE

                    To claim a benefit or request a change in your policy, contact our nearest representative. Or write to our Service Office at the address above.

                    Please tell us promptly of any change in your address.

                    WE STRONGLY URGE THAT, BEFORE YOU TAKE ANY ACTION TO REPLACE THIS OR ANY OTHER POLICY, YOU ASK THE ADVICE OF THE COMPANY THAT ISSUED THE POLICY.

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